UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2008, the Senate confirmed the nomination of Bishop William Graves of Memphis, Tennessee, to serve on the TVA Board of Directors (the “TVA Board”).  Bishop Graves’s term will expire on May 18, 2012.  His committee assignments have not yet been determined.

Bishop Graves will take office after being sworn in, a date for which has not been set.  He previously served on the TVA Board from 2006 to 2007.

Bishop Graves has been presiding Bishop of the Christian Methodist Episcopal Church in Memphis, Tennessee since being elected at the 2006 General Conference held in June to July 2006.  Previously, he was pastor of the Phillips Temple CME Church of Los Angeles, California.  He is a Past President of the Board of the National Congress of Black Churches, and from September 1993 to July 2004 Bishop Graves was a member of the Board of Memphis Light, Gas and Water, a TVA distributor customer.

There are no family relationships between Bishop Graves and any director, executive officer or person nominated or chosen to become a director or executive officer of TVA.  As a director, he will be entitled to the benefits and arrangements applicable to his office as identified in Item 11 of the Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended September 30, 2007.

Neither Bishop Graves nor any member of his immediately family is party to, or has a direct or indirect material interest in, any transactions or arrangements with TVA other than in connection with Bishop Graves’s employment as described in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   Tennessee Valley Authority
   (Registrant)

Date: June 10, 2008                                                       /s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President,
Financial Services

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